                                                                       EXHIBIT 8


                               REID & PRIEST LLP
             A New York Registered Limited  Liability Partnership
                              40 West 57th Street
                        New York, New York  10019-4097
                            Telephone 212 603-2000
                               Fax 212 603-2001


                                                    New York, New York
                                                    June 28, 1996


Delmarva Power & Light Company
800 King Street
Wilmington, Delaware 19899

Ladies and Gentlemen:

             Reference is made to the prospectus (the"Prospectus"), which constitutes part of the registration statement on Form S-3 ("Registration Statement"), to be filed by Delmarva Power & Light Company and Delmarva Power Financing I with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1933, as amended, for the registration of, among other things, Cumulative Trust Preferred Capital Securities ("Preferred Securities") of Delmarva Power Financing I.

              We are of the opinion that the statements set forth under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus constitute an accurate description, in general terms, of certain United States federal income tax considerations that may be relevant to the prospective purchasers of the Preferred Securities.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus under the caption "Certain United States Federal Income Tax Consequences.

                                                  Very truly yours,


                                                  /s/ Reid & Priest LLP